Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Celularity Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(2)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Class A Common Stock, $0.0001 par value	Other	(1)	14,078,938	(3)	$1.27	(1)	$17,880,251	$0.00013810	$2,469.26
	Total Offering Amount								$17,880,251		$2,469.26
	Total Fees Previously Paid										—
	Total Fee Offsets										—
	Net Fee Due										$2,469.26

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), by averaging the high and low sales prices of Celularity Inc.’s (the “Registrant’s”) Class A common stock, par value $0.0001 par value per share (“Common Stock”), as reported on The Nasdaq Capital Market on December 29, 2025, which date is within five business days prior to the filing of this Registration Statement.
(2)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover an indeterminate number of additional shares of Common Stock of the Registrant as may from time to time become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of outstanding shares of Common Stock.
(3)	Represents the resale of (i) 2,531 shares of Common Stock, (i) 11,732,657 shares of Common Stock issuable upon exercise of 11,732,657 warrants and (ii) 2,343,750 shares of Common Stock issuable upon conversion of a senior secured convertible promissory note.